Exhibit 99.1

Contact:	David Young
TESSCO Technologies Incorporated
Chief Financial Officer
(410) 229-1380
young@tessco.com

Release Embargoed Until 8:30 a.m., September 13, 2006

TESSCO Announces Purchase of 629,575 Shares Under its Stock Buyback Program

HUNT VALLEY, MARYLAND, SEPTEMBER 13, 2006 – TESSCO Technologies Incorporated (Nasdaq:TESS), a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems, today reported that it has repurchased 629,575 shares of its common stock in a privately negotiated transaction with Advisory Research Microcap Fund, L.P. under its existing stock buyback program.

Pursuant to today’s agreement, TESSCO has purchased all of Advisory Research Microcap Fund, L.P.’s share holdings (629,575 shares) for $25.00 per share, or a total of $15,739,375. The purchase has been funded through borrowings under the Company’s revolving credit facility. Based on current borrowing costs, the Company expects that this transaction will be accretive to earnings per share for the current fiscal year.

Chairman, President and CEO Robert B. Barnhill commented, “We are excited about this transaction as it represents substantial progress relative to our ongoing stock buyback plan. We initiated the stock buyback program in May 2003, and expanded it in October 2005, and then again in July 2006. Since July 2006, we’ve had limited opportunities to repurchase any material amount of shares. This purchase of a large number of shares in a single transaction represents a significant step forward in our commitment to enhance value for our remaining shareholders through our stock buyback program.”

Under the stock buyback program, 1,300,000 shares have been authorized for repurchase. As of September 13, 2006, after giving effect to this transaction, 1,142,428 shares have been purchased under this program at a total cost of approximately $21.7 million, or an average price of $19.02 per share. Accordingly, up to 157,572 shares remain available for repurchase. On September 13, 2006, after giving effect to this transaction, approximately 3.7 million shares of the Company’s common stock remain outstanding.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  These risks include, but are not limited to, those risks identified in the Company’s periodic reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.